Exhibit 23.1

[KPMG Audit Plc Letterhead]

Independent Auditor’s Consent

The Board of Directors

Celltech Group plc.

We consent to the use of our report dated 17 March 2003, with respect to the consolidated balance sheets of Celltech Group plc and subsidiaries as at 31 December 2002 and 2001 and the related consolidated profit and loss accounts, consolidated statements of movements in shareholders’ funds, consolidated statements of total recognised gains and losses and the consolidated statements of cash flow for each of the years in the two year period ended 31 December 2002, incorporated herein by reference.

/s/    KPMG Audit Plc

KPMG Audit Plc

Chartered Accountants

Registered Auditor

London

11 September 2003